As filed with the Securities and Exchange Commission on July 27, 2018

Registration No. 333-225742

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 4

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CUSHMAN & WAKEFIELD plc

(Exact name of Registrant as specified in its charter)

England and Wales	6500	98-1193584
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

125 Old Broad Street

London, United Kingdom, EC2N 1AR

Telephone: +44 20 3296 3000

(Address including zip code, telephone number, including area code, of Registrant’s Principal Executive Offices)

Brett Soloway

Cushman & Wakefield

225 West Wacker Drive

Chicago, Illinois 60606

Telephone: (312) 470-1800

(Name, address including zip code, telephone number, including area code, of agent for service)

Copies To:

Jeffrey D. Karpf Helena K. Grannis Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, New York 10006 (212) 225-2000	Brett Soloway Cushman & Wakefield 225 West Wacker Drive Chicago, Illinois 60606 (312) 470-1800	Patrick O’Brien Thomas J. Fraser Ropes & Gray LLP Prudential Tower 800 Boylston Street Boston, Massachusetts 02199 (617) 951-7000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date hereof.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐	Emerging growth company ☐
(Do not check if a smaller reporting company)

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)(4)
Ordinary shares, $0.10 nominal value per share	51,750,000	$18.00	$931,500,000	$115,971.75

(1)	Includes 6,750,000 shares that the underwriters have an option to purchase from the registrant.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) promulgated under the Securities Act of 1933, as amended.
(3)	Anticipated to be between $16.00 and $18.00.
(4)	Includes $115,971.75 the registrant previously paid in connection with previous filings of this registration statement.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

Cushman & Wakefield plc (alternately, “Cushman & Wakefield,” “the Company,” “we,” “ours,” “us” and other similar terms) is filing this Amendment No. 4 (the “Amendment”) to its Registration Statement on Form S-1 (File No. 333-225742) as an exhibits only filing to file Exhibits 1.1, 4.2, 4.3, 10.22, 10.45 and 10.46. Accordingly, this Amendment consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature pages to the Registration Statement and the filed exhibits. The prospectus is unchanged and has been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

Estimated expenses (except for the SEC registration fee, FINRA filing fee and stock exchange listing fee) payable in connection with the sale of the ordinary shares in this offering are as follows:

SEC registration fee	$115,972
FINRA filing fee	140,225
NYSE listing fee	25,000
Printing and engraving expenses	750,000
Legal fees and expenses	2,000,000
Accounting fees and expenses	543,500
Transfer agent and registrar fees and expenses	500,000
Miscellaneous	3,425,303

Total	$7,500,000

We will bear all of the expenses shown above.

Item 14. Indemnification of Directors and Officers.

Our articles of association provide that, subject to the U.K. Companies Act 2006, we shall indemnify, out of our assets, any director of the Company or any associated company against all losses, liabilities and expenditures which he or she may sustain or incur in the execution of the duties of his or her office or otherwise in relation thereto.

The relevant provisions under the U.K. Companies Act 2006 are Sections 205, 206, 232, 233, 234, 235, 236, 237, 238 and 1157.

Section 205 provides that a company can provide a director with the funds to meet expenditures incurred or to be incurred in defending any criminal or civil proceedings or in connection with any application under sections 661(3) and 661(4) (acquisition of shares by innocent nominee) or section 1157 (described below). Such financial assistance must be repaid if the director is convicted, judgment is found against such director or the court refuses to grant the relief on the application.

Section 206 provides that a company can provide a director with the funds to meet expenditures incurred or to be incurred by him or her in defending in an investigation by a regulatory authority, or against action proposed to be taken by a regulatory authority, in connection with any alleged negligence, default, breach of duty or breach of trust by him or her in relation to the company or an associated company.

Section 232 provides that any provision to exempt to any extent a director from liability from negligence, default, breach of duty or trust by him or her in relation to the company is void. Any provision by which a company directly or indirectly provides (to any extent) an indemnity for a director of the company or an associated company against any such liability is also void unless it is a qualifying third party indemnity provision.

Section 233 permits liability insurance, commonly known as directors’ and officers’ liability insurance, purchased and maintained by a company against liability for negligence, default, breach of duty or breach of trust in relation to the company.

Pursuant to Section 234, an indemnity is a qualifying third party indemnity as long as it does not provide: (i) any indemnity against any liability incurred by the director to the company or to any associated company; (ii) any indemnity against any liability incurred by the director to pay a fine imposed in criminal proceedings or a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature; and (iii) any indemnity against any liability incurred by the director in defending criminal proceedings in which he or she is convicted, civil proceedings brought by the company or an associated company in which judgment is given against such director or where the court refuses to grant such director relief under an application under sections 661(3) and 661(4) (acquisition of shares by innocent nominee) or its power under section 1157 (described below).

Section 235 allows a company to provide an indemnity to a director if the company is a trustee of an occupational pension scheme, with such indemnity to protect against liability incurred in connection with the company’s activities as trustee of the scheme.

Any indemnity provided under Section 234 or Section 235 in force for the benefit of one or more directors of the company or an associated company must be disclosed in the directors’ annual report in accordance with Section 236 and copies of such indemnification provisions made available for inspection in accordance with Section 237 (and every shareholder has a right to inspect and request such copies under Section 238).

Section 1157 provides that in proceedings against an officer of a company for negligence, default, breach of duty or breach of trust, the court may relieve such officer from liability if it appears to the court that such officer may be liable but acted honestly and reasonably and that having regard to all the circumstances of the case, such officer ought fairly to be excused. Further, an officer who has reason to apprehend that a claim of negligence, default, breach of duty or breach of trust will or might be made against him or her, such officer may apply to the court for relief, and the court will have the same power to relieve such officer as it would if the proceedings had actually been brought.

A court has wide discretion in granting relief, and may authorize civil proceedings to be brought in the name of the company by a shareholder on terms that the court directs. Except in these limited circumstances, English law does not generally permit class action lawsuits by shareholders on behalf of the company or on behalf of other shareholders.

In connection with this offering, we will enter into deeds of indemnification with each of our directors and executive officers. Pursuant to these agreements, we agree to indemnify these individuals to the fullest extent permissible under English law against liabilities arising out of, or in connection with, the actual or purported exercise of, or failure to exercise, any of his or her powers, duties or responsibilities as a director or officer, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We also agree to use all reasonable endeavors to provide and maintain appropriate directors’ and officers’ liability insurance (including ensuring that premiums are properly paid) for their benefit for so long as any claims may lawfully be brought against them.

We have obtained and expect to continue to maintain insurance policies under which our directors and officers are insured, within the limits and subject to the limitations of those policies, against certain expenses in connection with the defense of, and certain liabilities that might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been directors or officers. The coverage provided by these policies may apply whether or not we would have the power to indemnify such person against such liability under the provisions of English law.

In the underwriting agreement, the underwriters will agree to indemnify, under certain conditions, us, members of our board of directors, members of management and persons who control us within the meaning of the Securities Act, against certain liabilities.

Item 15. Recent Sales of Unregistered Securities.

In the three years preceding the filing of this registration statement, we have issued, or will issue, the following securities that were not registered, or will not be registered, under the Securities Act. No underwriters were used in any of the transactions described below. In this section, unless noted, all references to ordinary shares, options, restricted share units and corresponding exercise prices and all per ordinary share amounts reflect the Company’s figures prior to undertaking the Share Consolidation and have not been adjusted to give effect to the Share Consolidation.

Restructuring Matters

In connection with its formation on June 13, 2018, Cushman & Wakefield Limited issued one fully paid up ordinary share (the “subscriber share”) to DTZ Investment Holdings GenPar LLP (“DTZ GenPar”), as the general partner of Holdings LP. The issuance of the subscriber share was not registered under the Securities Act, because the subscriber share was offered and sold in a transaction by the issuer not involving any public offering exempt from registration under Section 4(a)(2) of the Securities Act.

In connection with the Share Exchange on July 6, 2018, Cushman & Wakefield Limited issued 1,532,092,920 ordinary shares to GTU Ops Inc., as nominee for Computershare Trust Company N.A. (the “Depositary Nominee”), in exchange for 153,081,863.85 and 1,379,011,057 ordinary shares of DTZ Jersey Holdings Limited, previously held by FTL Nominees 1 Limited and FTL Nominees 2 Limited, respectively, on bare trust for certain members of the Company’s management and Holdings LP, respectively. Holdings LP is an English limited partnership whose partners consist of the Principal Shareholders. Upon receipt of the ordinary shares of Cushman & Wakefield Limited, the Depositary Nominee issued 153,081,864 and 1,379,011,056 depositary receipts in respect of such shares to each of FTL Nominees 1 Limited and FTL Nominees 2 Limited respectively, who hold such depositary receipts on bare trust for certain members of the Company’s management and Holdings LP, respectively. Such ordinary shares were issued in reliance on the exemption contained in Section 4(a)(2) of the Securities Act, as transactions by issuers not involving a public offering. On July 6, 2018, a stock transfer form for the transfer of the subscriber share was executed in favor of the Depositary Nominee.

On July 11, 2018, Cushman & Wakefield Limited issued 50,000 redeemable preference shares, with a nominal value of £1.00 each, and fully paid up, to DTZ GenPar in exchange for an undertaking to pay the nominal value. The preference shares were issued in reliance on the exemption contained in Section 4(a)(2) of the Securities Act, as transactions by issuers not involving a public offering.

Options and Restricted Units

From January 1, 2018 through June 30, 2018, DTZ Jersey Holdings Limited granted options to purchase an aggregate of 2,735,295 ordinary shares at a weighted average price of $1.70 per share and issued 706,095 ordinary shares upon exercise of vested options for aggregate consideration of $707,579.

In 2017 and 2016, DTZ Jersey Holdings Limited granted options to purchase an aggregate of 2,241,178 and 17,754,902 ordinary shares, respectively, at a weighted average price of $1.70 and $1.23 per share, respectively, and issued 9,526 and zero ordinary shares, respectively, upon exercise of vested options for aggregate consideration of $11,431 and $0, respectively.

From April 1, 2015 through December 31, 2015, DTZ Jersey Holdings Limited granted options to purchase an aggregate of 40,067,583 ordinary shares at a weighted average price of $1.00 per share and did not issue any ordinary shares upon exercise of vested options.

From January 1, 2018 through June 30, 2018, DTZ Jersey Holdings Limited granted 8,723,235 RSUs to be settled in ordinary shares and issued 1,213,047 ordinary shares upon settlement of RSUs.

In 2017 and 2016, DTZ Jersey Holdings Limited granted 5,420,007 and 71,373,407 RSUs, respectively, to be settled in ordinary shares and issued 6,580,280 and 4,765,028 ordinary shares, respectively, upon settlement of RSUs.

From April 1, 2015 through December 31, 2015, DTZ Jersey Holdings Limited granted 42,625,201 RSUs to be settled in ordinary shares and issued 0 ordinary shares upon exercise of settlement of RSUs.

DTZ Jersey Holdings Limited deemed the grants of stock options and RSUs and the issuances of ordinary shares upon the exercise of stock options and settlement of RSUs described above as exempt from registration pursuant to Section 4(a)(2) of the Securities Act or in reliance on Rule 701 of the Securities Act as offers and sales of securities under compensatory benefit plans and contracts relating to compensation in compliance with Rule 701. Each of the recipients of securities in any transaction exempt from registration either received or had adequate access, through employment, business or other relationships, to information about us.

Issuances to Management Holders

From January 1, 2018 through June 30, 2018, DTZ Jersey Holdings Limited issued an aggregate of 5,118,215 ordinary shares at a weighted average price of $1.70 per share for aggregate consideration of $8,700,966.

In 2017 and 2016, DTZ Jersey Holdings Limited issued an aggregate of 13,352,095 ordinary shares and 23,507,031 ordinary shares, respectively, at a weighted average price of $1.70 and $1.23 per share for aggregate consideration of $22,562,562 and $33,165,424, respectively.

From April 1, 2015 through December 31, 2015, DTZ Jersey Holdings Limited issued an aggregate of 7,414,860 ordinary shares at a weighted average price of $1.00 per share for aggregate consideration of $7,414,860.

No underwriters were used in the foregoing transactions. DTZ Jersey Holdings Limited deemed the issuances of ordinary shares described immediately above as exempt from registration pursuant to Section 4(a)(2) of the Securities Act, as transactions not involving a public offering.

Acquisitions

On July 27, 2018, a subsidiary of the Company acquired 100% of the interests in Inc Re Australia Pty Ltd. for cash and equity consideration consisting of (i) an upfront cash payment of AUD $10 million, (ii) a deferred cash payment of AUD $9 million payable in installments over a five-year period and (iii) AUD $1 million of the Company’s ordinary shares, to be calculated based on the initial public offering price of the ordinary shares sold in this offering. At an assumed initial public offering price of $17.00 per ordinary share, the midpoint of the price range set forth on the cover of this prospectus, and the AUD/USD currency exchange rate as of July 27, 2018, and after taking into effect the Share Consolidation, the Company will issue an aggregate of approximately 43,500 ordinary shares in connection with the acquisition.

On March 2, 2017, DTZ Jersey Holdings Limited acquired 100% of the interests in Ashlar Urban for total cash consideration of CAD $9,800,000. In connection with the acquisition, DTZ Jersey Holdings Limited issued an aggregate of 588,235 ordinary shares to certain management shareholders.

On November 15, 2016, DTZ Jersey Holdings Limited acquired 50% percent of the partnership interests in DTZ Zadelhoff V.O.F. for total cash consideration of €27,000,000. In connection with the acquisition, DTZ Jersey Holdings Limited issued an aggregate of 5,555,000 ordinary shares to certain management shareholders

On August 9, 2016, DTZ Jersey Holdings Limited acquired 100% of the assets of Taylor & Mathis of Florida for total cash consideration of $28,750,000. In connection with the acquisition, DTZ Jersey Holdings Limited issued an aggregate of 1,764,705 ordinary shares to certain management shareholders.

On May 31, 2016, DTZ Jersey Holdings Limited acquired 100% of the assets of Multi-Family Advisors “MHA” for total cash consideration of $31,386,000. In connection with the acquisition, DTZ Jersey Holdings Limited issued an aggregate of 294,118 ordinary shares to certain management shareholders.

No underwriters were used in the foregoing transactions. DTZ Jersey Holdings Limited deemed the issuances of ordinary shares described immediately above as exempt from registration pursuant to Section 4(a)(2) of the Securities Act, as transactions not involving a public offering.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits: The list of exhibits is set forth beginning on page II-3 of this Registration Statement and is incorporated herein by reference.

(b) Financial Statement Schedules: Schedule II – Valuation & Qualifying Accounts is included in the financial statements and incorporated herein by reference.

Item 17. Undertakings.

* (f) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

* (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

*(i) The undersigned registrant hereby undertakes that:

●	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the undersigned registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

●	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

*	Paragraph references correspond to those of Regulation S-K, Item 512.

EXHIBIT INDEX

Exhibit Number	Description of Exhibits
1.1	Form of Underwriting Agreement
3.1**	Articles of Association of the Registrant
4.1**	Form of Ordinary Shares Certificate
4.2	Form of Registration Rights Agreement by and among Cushman & Wakefield plc and certain shareholders
4.3	Form of Joinder Agreement to Registration Rights Agreement by and between Cushman & Wakefield plc and Vanke Service (HongKong) Co., Limited
5.1*	Opinion of Cleary Gottlieb Steen & Hamilton LLP
8.1*	Tax Opinion of Cleary Gottlieb Steen & Hamilton LLP
10.1**

Syndicated Facility Agreement (First Lien), dated as of November 4, 2014, among DTZ UK Guarantor Limited, DTZ U.S. Borrower, LLC, DTZ Aus Holdco Pty Limited, UBS AG, Stamford Branch, as Administrative Agent and Collateral Agent, and the lenders party thereto

10.2**

Amendment No. 1 to the First Lien Credit Agreement, dated as of August 13, 2015, by and among DTZ UK Guarantor Limited, DTZ U.S. Borrower, LLC, DTZ Aus Holdco Pty Limited, UBS AG, the Lenders party thereto, the L/C Issuers party thereto and UBS AG, Stamford Branch, as Administrative Agent and Swing Line Lender

10.3**

First Lien Amendment No. 2, dated as of September 1, 2015, by and among DTZ UK Guarantor Limited, DTZ U.S. Borrower, LLC, DTZ Aus Holdco Pty Limited, the 2015-1 Additional Term Lenders party thereto, the 2015-1 Converting Term Lenders party thereto, the 2015-1 Incremental Term Lenders party thereto, the Consenting Revolving Lenders party thereto, the 2015-1 Incremental Revolving Credit Lenders party thereto, each L/C Issuer party thereto, UBS AG, Stamford Branch, as Administrative Agent and Swing Line Lender and, for purposes of Sections 5, 8, 9 and 11 through 15 thereof only, each of the other Loan Parties party as of the date thereof

10.4**

First Lien Amendment No. 3, dated as of December 22, 2015, by and among DTZ UK Guarantor Limited, DTZ U.S. Borrower, LLC, DTZ Aus Holdco Pty Limited, UBS AG, Stamford Branch, as the Incremental Term Lender and Administrative Agent and, for purposes of Sections 4, 8, 9, 10, 11, 12 and 13 thereof only, each of the other Loan Parties party as of the date thereof

10.5**

Amendment No. 4 to the First Lien Credit Agreement, dated as of April 28, 2016, by and among DTZ UK Guarantor Limited, DTZ U.S. Borrower, LLC, DTZ Aus Holdco Pty Limited, the Lenders party thereto, the L/C Issuers party thereto, and UBS AG, Stamford Branch, as Administrative Agent and Swing Line Lender

10.6**

First Lien Amendment No. 5, dated as of June 14, 2016, by and among DTZ UK Guarantor Limited, DTZ U.S. Borrower, LLC, DTZ Aus Holdco Pty Limited, UBS AG, Stamford Branch, as the Incremental Term Lender and Administrative Agent and, for purposes of Sections 4, 8, 9, 10, 11, 12 and 13 thereof only, each of the other Loan Parties party as of the date thereof

10.7**

First Lien Amendment No. 6, dated as of November 14, 2016, by and among DTZ UK Guarantor Limited, DTZ U.S. Borrower, LLC, DTZ Aus Holdco Pty Limited, UBS AG, Stamford Branch, as the Incremental Term Lender and Administrative Agent and, for purposes of Sections 4, 8, 9, 10, 11, 12 and 13 thereof only, each of the other Loan Parties party as of the date thereof

Exhibit Number	Description of Exhibits
10.8**

Amendment No. 7 to the First Lien Credit Agreement, dated as of November 14, 2016, by and among DTZ UK Guarantor Limited, DTZ U.S. Borrower, LLC, DTZ Aus Holdco Pty Limited, the Lenders party thereto and UBS AG, Stamford Branch, as Administrative Agent

10.9**

First Lien Amendment No. 8, dated as of September 15, 2017, by and among DTZ UK Guarantor Limited, DTZ U.S. Borrower, LLC, DTZ Aus Holdco Pty Limited, the 2022 Revolving Credit Lenders party thereto, the L/C Issuers party thereto, UBS AG, Stamford Branch, as Administrative Agent and Swing Line Lender and, for purposes of Sections 4, 8, 9, 10, 11, 12 and 13 thereof only, each of the other Loan Parties party as of the date thereof

10.10**

Amendment No. 9 to the First Lien Credit Agreement, dated as of September 15, 2017, by and among DTZ UK Guarantor Limited, DTZ U.S. Borrower, LLC, DTZ Aus Holdco Pty Limited, the Lenders party thereto and UBS AG, Stamford Branch, as Administrative Agent

10.11**

First Lien Amendment No. 10, dated as of March 15, 2018, by and among DTZ UK Guarantor Limited, DTZ U.S. Borrower, LLC, DTZ Aus Holdco Pty Limited, UBS AG, Stamford Branch, as the Incremental Term Lender, Administrative Agent and Swing Line Lender, Barclays Bank Plc, Fifth Third Bank and Morgan Stanley Bank, N.A. as the Incremental Revolving Credit Lenders, each L/C Issuer party thereto and, for purposes of Sections 4, 8, 9, 10, 11, 12 and 13 thereof only, each of the other Loan Parties party as of the date thereof

10.12**

Amendment No. 11 to the First Lien Credit Agreement, dated as of March 15, 2018, by and among DTZ UK Guarantor Limited, DTZ U.S. Borrower, LLC, DTZ Aus Holdco Pty Limited, the Lenders party thereto and UBS AG, Stamford Branch, as Administrative Agent

10.13**

Syndicated Facility Agreement (Second Lien), dated as of November 4, 2014, among DTZ UK Guarantor Limited, DTZ U.S. Borrower, LLC, DTZ Aus Holdco Pty Limited, Bank of America, N.A., as Administrative Agent and Collateral Agent, and the lenders party thereto

10.14**

Amendment No. 1 to the Second Lien Credit Agreement, dated as of August 13, 2015, by and among DTZ UK Guarantor Limited, DTZ U.S. Borrower, LLC, DTZ Aus Holdco Pty Limited, the Lenders party thereto and Bank of America, N.A., as Administrative Agent

10.15**

Second Lien Amendment No. 2, dated as of September 1, 2015, by and among DTZ UK Guarantor Limited, DTZ U.S. Borrower, LLC, DTZ Aus Holdco Pty Limited, the 2015-2 Incremental Lenders party thereto, Bank of America, N.A., as Administrative Agent and, for purposes of Sections 6 and 9 through 15 thereof only, each of the other Loan Parties as of the date thereof

10.16**

Second Lien Amendment No. 3, dated as of December 22, 2015, by and among DTZ UK Guarantor Limited, DTZ U.S. Borrower, LLC, DTZ Aus Holdco Pty Limited, Bank of America, N.A., as the Incremental Lender and Administrative Agent and, for purposes of Sections 4, 8, 9, 10, 11, 12 and 13 thereof only, each of the other Loan Parties party as of the date thereof

Exhibit Number	Description of Exhibits
10.17**

Amendment No. 4 to the Second Lien Credit Agreement, dated as of April 28, 2016, by and among DTZ UK Guarantor Limited, DTZ U.S. Borrower, LLC, DTZ Aus Holdco Pty Limited, the Lenders party thereto and Bank of America, N.A., as Administrative Agent

10.18**

Second Lien Amendment No. 5, dated as of May 19, 2017, by and among DTZ UK Guarantor Limited, DTZ U.S. Borrower, LLC, DTZ Aus Holdco Pty Limited, Owl Rock Capital Corporation and Owl Rock Capital Corporation II, as the Incremental Lenders and Bank of America, N.A., as Administrative Agent and, for purposes of Sections 4, 8, 9, 10, 11, 12 and 13 thereof only, each of the other Loan Parties party as of the date thereof

10.19**	Form of Deed of Indemnity for Directors
10.20**	Form of Deed of Indemnity for Officers
10.21**	Form of Non-executive Director Appointment Letter
10.22	Form of Shareholders Agreement by and among Cushman & Wakefield plc and the shareholders party therto
10.23**

Agreement for the Provision of Depositary Services and Custody Services, dated as of July 6, 2018, in respect of Cushman & Wakefield Limited Depositary Receipts among Computershare Trust Company, N.A., Cushman & Wakefield Limited, FTL Nominees 1 Limited, FTL Nominees 2 Limited and other Holders of Depositary Receipts

10.24**	Cushman & Wakefield plc 2018 Omnibus Management Share and Cash Incentive Plan, effective as of June 19, 2018
10.25**	Cushman & Wakefield plc 2018 Omnibus Non-Employee Director Share and Cash Incentive Plan, effective as of June 19, 2018
10.26**	DTZ Jersey Holdings Limited Management Equity Incentive Plan, amended and restated effective as of January 7, 2016
10.27**	Form of 2018 Stock Option Award Agreement under the DTZ Jersey Holdings Limited Management Equity Incentive Plan
10.28**	Form of Pre-2018 Stock Option Award Agreement under the DTZ Jersey Holdings Limited Management Equity Incentive Plan
10.29**	Form of Offer to Amend Certain Outstanding Stock Options in connection with the DTZ Jersey Holdings Limited Management Equity Incentive Plan
10.30**	Form of DTZ Jersey Holdings Limited Restricted Stock Unit Grant Agreement
10.31**	Form of Bonus Deferral and Co-Investment Restricted Stock Unit Grant Letter Agreement
10.32**	Form of DTZ Jersey Holdings Limited Management Stockholders’ Agreement
10.33**	Form of Trust Over Shares and Nominee Shareholder Agreement
10.34**	Cushman & Wakefield, Inc. Executive Employee Severance Plan, effective June 14, 2018
10.35**	Amended and Restated Employment Agreement between Brett White, Cushman & Wakefield Global, Inc. and DTZ Jersey Holdings Limited, dated June 8, 2018

Exhibit Number	Description of Exhibits
10.36**	Option Grant Agreement between Brett White and DTZ Jersey Holdings Limited, dated May 8, 2015
10.37**	Restricted Stock Unit Grant Agreement between Brett White and DTZ Jersey Holdings Limited, dated May 8, 2015
10.38**	Restricted Stock Unit Grant Agreement between Brett White and DTZ Jersey Holdings Limited, dated May 8, 2015
10.39**	Restricted Stock Unit Grant Agreement between Brett White and DTZ Jersey Holdings Limited, dated October 5, 2015
10.40**	Form of Restricted Stock Unit Grant Agreement for grants in 2018, 2019 and 2020 between Brett White and DTZ Jersey Holdings Limited
10.41**	Side Letter between Brett White and Cushman & Wakefield Global, Inc., dated June 8, 2018
10.42**	Employment Agreement between Duncan Palmer and DTZ US NewCo, Inc., dated March 16, 2015
10.43**	Executive Service Agreement between Matthew Bouw and Cushman & Wakefield PTY LTD, dated April 19, 2018
10.44**	Relocation and Repatriation Benefits Letter Agreement addressed to Matthew Bouw, dated December 11, 2017
10.45	Purchase Agreement by and among Cushman & Wakefield plc and Vanke Service (HongKong) Co., Limited, dated as of July 24, 2018
10.46	Form of Shareholder Agreement by and among Cushman & Wakefield plc and Vanke Service (HongKong) Co., Limited
21.1**	List of subsidiaries upon completion of this offering
23.1**	Consent of KPMG US LLP, Independent Registered Public Accounting Firm
23.2**	Consent of Ernst & Young LLP, Independent Auditors
23.3*	Consent of Cleary Gottlieb Steen & Hamilton LLP (included in Exhibit 5.1)
24.1**	Powers of Attorney (included on signature page)

*	To be filed by amendment.
**	Previously filed.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Chicago, Illinois on July 27, 2018.

CUSHMAN & WAKEFIELD PLC

/S/ BRETT WHITE
By:	Brett White
Title:	Director, Executive Chairman and Chief Executive Officer

* * * *

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/S/ BRETT WHITE Brett White	Director, Executive Chairman and Chief Executive Officer (Principal Executive Officer and Authorized Representative in the United States)	July 27, 2018

/S/ DUNCAN PALMER Duncan Palmer	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	July 27, 2018

* Rajeev Ruparelia	Director	July 27, 2018

* Qi Chen	Director	July 27, 2018

* Lincoln Pan	Director	July 27, 2018

* Timothy Dattels	Director	July 27, 2018

* Jonathan Coslet	Director	July 27, 2018

* Billie Williamson	Director	July 27, 2018

By	/S/ DUNCAN PALMER
Duncan Palmer Attorney-in-fact